RESTATED EXCLUSIVE PURCHASE OPTION AGREEMENT

     THIS AGREEMENT is made as of the 18th day of October, 1995, by and among Lund International Holdings, Inc., a Delaware corporation (the "Purchaser"), Innovative Accessories, Inc., an Oklahoma corporation (the "Company"), James A. Nett and Marilyn Nett, individuals residing in Oklahoma as husband and wife, as joint tenant owners of a majority of the outstanding shares of the capital stock of the Company, Ramona C. Friar, an individual residing in Oklahoma as an owner of a minority of the outstanding shares of the capital stock of the Company, and Robert E. and Terry J. Ryan, individuals residing in Oklahoma as husband and wife, joint owners of a minority of the outstanding shares of the capital stock of the Company (the "Sellers").

                                    RECITALS

     A. Certain of the parties hereto have entered into an Exclusive Purchase Option Agreement, dated October 18, 1995.

     B. The parties to this Agreement desire to restate said Option Agreement.

     C. Sellers are the owners of 100% of the issued and outstanding shares of capital stock of the Company, consisting of 10,000 shares (the "Shares") of common stock.

     D. Purchaser desires to acquire an option to purchase the Shares from Sellers, and Sellers desire to sell such Shares on the terms and conditions contained herein.

     E. In connection with the grant of the option described herein, the Purchaser has agreed to loan to the Company $1,250,000 (or such larger amount as may be agreed to by the Purchaser and the Company) and the Company has agreed to enter into such loan, subject to a loan agreement, such loan to be evidenced by the Company's Secured Promissory Note (the "Note") in the principal amount of $1,250,000 (or such larger amount) secured by collateral described in the Security Agreement between the Purchaser and the Company.

                              TERMS AND CONDITIONS

     1. Definition. As used in this Agreement, the following terms shall have the following meanings:

          "Net Equity Value at Time of Funding" means the sum of the cash, receivables and inventory of the Company, subtracted by the amount of nonshareholder liabilities owed by the Company on the date the Note is executed.

          "Net Equity Value at Time of Exercise of Option" means the sum of the cash, receivables and inventory on the date of closing of the exercise of the Option, plus the amount of capital expenditures made by the Company subsequent to the date hereof, less the amount of nonshareholder liabilities owed by the Company on such date.

     2. Grant of Option. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Sellers hereby each grant to Purchaser the exclusive irrevocable right and option (the "Option") to purchase from the Sellers all (but not less than all) of the Shares. The term of the Option (the "Option Period") shall be for the period commencing June 30, 1996 and expiring on June 30, 1997, inclusive of such dates.

     3. Manner of Exercise, Closing and Closing Date. Purchaser may exercise the Option at any time during the Option Period by giving written notice to Sellers at least sixty (60) days in advance stating that the Option is being exercised. Purchaser must exercise the Option at the conclusion of the Option Period if the Company has shown profits for the eighteen months preceding the expiration of the Option Period, as demonstrated by positive pretax income reflected on financial statements prepared in accordance with generally accepted accounting principals, as certified by Purchaser's certified public accountants and no material adverse event affecting the condition (financial or otherwise) or prospects of the Company has occurred. The closing of the exercise of the Option shall take place at the offices of the Purchaser at 911 Lund Boulevard, Anoka, MN 55303 (the "Closing"). At the Closing, the Purchaser will deliver the purchase price provided for in Section 4 of this Agreement; and the Company and each Seller will deliver stock certificates duly endorsed for transfer. The written notice from the Purchaser shall set forth the date for the purchase of the Shares, which date shall be not less than sixty (60) or more than sixty-five
(65) days after the date of such notice (the "Closing Date").

     4. Purchase Price. In the event the Option is exercised during the Option
Period:

          (a) The Purchaser shall pay to Ms. Friar for her Shares, and in full satisfaction of all amounts owed to her by the Company, an amount equal to the difference between Two Million One Hundred Thousand Dollars ($2,100,000.00) (the "Base Purchase Price"), as adjusted, and the amount outstanding under the Note at the time the Option is exercised;

          (b) The Purchaser shall pay Mr. and Ms. Nett, jointly, an amount equal to the amount that the Company has paid the Purchaser in repayment of the Note and shall release Mr. Nett as a guarantor of the Note and that certain Loan Agreement between the Purchaser and the Company.

          (c) The Base Purchase Price shall be increased or decreased by the increase or decrease, respectively, between the Net Equity Value at Time of Funding and the Net Equity Value at Time of Exercise of Option.

          (d) If the Base Purchase Price, as adjusted, is in excess of $2,100,000, then James A. Nett, Ramona C. Friar, and Robert E. Ryan will jointly direct Lund as to how such excess shall be paid.

          (e) It is agreed that the Company will pay Ms. Frair $4,620 per month in loan repayment amounts until the Option is exercised.

     5. Representations, Warranties and Covenants of Sellers. Each of the Sellers and the Company jointly and severally represent and warrant to, and covenant with, Purchaser as follows:

          (a) Each Seller owns, and on the Closing Date will own, his or her Shares free and clear of all liens, claims, agreements, pledges, restrictions and encumbrances, whether oral or written, perfected or unperfected or direct or indirect.

          (b) Each Seller has, and on the Closing Date will have, the right to sell his or her Shares to Purchaser.

          (c) On the Closing Date, Purchaser shall receive good and marketable title to the Shares.

          (d) During the Option Period, neither the Company nor any of the Sellers will enter into any discussions or negotiations, or enter into any transactions by which the business or assets or any part thereof, any of the Shares or other capital stock of the Company or any part thereof, are or will be sold, assigned, transferred or pledged to any other party, whether by contract, operation of law, or otherwise. If any Shares are sold, assigned, transferred or pledged, despite the prohibition against such act or event, such Shares shall nonetheless remain fully subject to this Agreement and the purchaser, assignee, transferee or pledgee shall be bound hereby.

          (e) During the Option Period, the Company will, and the Sellers will cause the Company to:

               (i) Provide to Purchaser written financial reports of the Company, including an income statement and a balance sheet, for each month following October 1, 1995, within 15 days of the last day of each such month;

               (ii) Provide Purchaser and any agent of the Purchaser access to the Company's books and records for inspection of such books and records at reasonable times and upon reasonable notice from Purchaser;

               (iii) Cooperate with Purchaser and Purchaser's accounting firm in preparing an opening a balance sheet on the Company upon the execution of this agreement at the Company's expense.

          (f) During the Option Period, the Purchaser shall hire an retain a controller/financial officer to review the operations of the Company.

          (g) During the Option Period, the Company shall operate its business in the ordinary course and shall neither make, declare nor issue any payments, dividends or distributions with respect to its capital stock (in cash, securities or property, whether tangible or intangible) or any rights, options or warrants. The Company will pay historical salaries to its non shareholder employees and will not increase salaries in excess of five per cent (5%) of such employees' annual current salary. The Company shall make no payments to shareholders of the Company without specific authorization of the Purchaser, except that James A. Nett may receive a normal and customary salary which shall initially be One Hundred Twenty Thousand Dollars ($120,000.00), adjusted only with specific authorization of the Purchaser.

          (h) This Agreement has been duly and validly executed and delivered by Sellers and the Company and constitutes the valid and binding obligation of Sellers and the Company, respectively, enforceable against Sellers in accordance with its terms.

     The representations, warranties and covenants of Sellers and the Company contained in this Agreement shall survive the execution and delivery of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right to exercise the Option without releasing Sellers or the Company from any liability for any loss or damage sustained by Purchaser by reason of the breach by Sellers or the Company of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Sellers or the Company regardless of whether such breach or misrepresentation is known to Purchaser on the Closing Date.

     6. Indemnification.

          (a) Sellers and the Company shall jointly and severally indemnify and hold Purchaser harmless at all times from, against and in respect of any and all damage, loss, claim or expense (including any and all actions, suits, proceedings, demands, judgments, settlements, costs and legal and other expenses) which Purchaser may sustain (i) resulting from any misrepresentation, breach of warranty, or noncompliance with any obligation or covenant on the part of Sellers or the Company to be performed under this Agreement or (ii) resulting from the operations or conduct of the business of the Company prior to the Closing Date.

          (b) Purchaser shall indemnify and hold Sellers or the Company harmless at all times from, against and in respect of any and all damage, loss, claim or expense (including any and all actions, suits, proceedings, demands, judgments, settlements, costs, and legal and other expenses) which Sellers or the Company may sustain resulting from any misrepresentation, breach of warranty, or noncompliance with any obligation or covenant on the part of Purchaser to be performed under this Agreement.

     7. Confidentiality. Each of the Company, Purchaser and Sellers will hold, and will use its best efforts to cause its officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party hereto and its subsidiaries furnished in connection with the transactions contemplated by this Agreement, including, without limitation, all of the terms and conditions of this Agreement, except to the extent that such information can be shown to have been (i) previously known to such party on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from other sources; provided that each of the Company, Purchaser and Sellers may disclose such information to its officers, directors, employees, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed of the confidential nature of such information and are directed to treat such information confidentially. A party's obligation to hold such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Such confidentiality shall also be maintained during and after the time the Purchaser exercises its Option to exercise the Sellers' Shares, if such event should occur. The parties recognize Purchaser's obligation, as a public company, to make certain public disclosures.

     8. Finder's Fees. Purchaser, Sellers and the Company represent and warrant to each other that no brokerage commission or finder's fees have been incurred in connection with this Agreement and the transactions contemplated hereby.

     9. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. Without the consent of the other, neither Purchaser nor Sellers shall assign his/her or its rights or delegate his or its obligations hereunder to any other person; provided, however, that Purchaser may assign its rights hereunder to an affiliate of Purchaser, which shall assume Purchaser's obligations under this Agreement.

     10. Legends. Sellers will promptly cause all certificates representing their shares in the Company to have the following legend printed thereon:

          The shares represented by this certificate are subject to an Exclusive Purchase Option Agreement, and may not be sold, assigned, pledged or transferred. A copy of such Agreement is on file at the offices of the Company.

     11. Entire Agreement. This Agreement contains the entire understanding of the parties and, when fully executed, supersedes all prior agreements and understandings between the parties, including without limitation the Exclusive Purchase Option Agreement, dated October 15, 1995, with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties to be bound.

     12. Counterpart Signatures. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together with constitute one and the same instrument.

     13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of Minnesota without giving any effect to principles of conflict of laws.

     14. Notices. All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

         To Sellers:                James A. and Marilyn Nett
                                    Innovative Accessories, Inc.
                                    7949 East I-35 Service Road
                                    Oklahoma City, OK 73149

                                    Ms. Ramona C. Friar
                                    10920 Abbeywood
                                    Oklahoma City, OK 73170

                                    Robert E. and Terry J. Ryan
                                    12412 Sussex Road
                                    Midwest City, OK 73130

         To the Company:            Innovative Accessories, Inc.
                                    7949 East I-35 Service Road
                                    Oklahoma City, OK  74149

                                    Attention:  Mr. James A. Nett

         To Purchaser:              Lund International Holdings, Inc.
                                    911 Lund Boulevard
                                    Anoka, MN  55303

                                    Attention:  Mr. Jay Allsup

                                            - with a copy to -

                                    Leonard, Street and Deinard
                                    150 South Fifth Street
                                    Suite 2300
                                    Minneapolis, MN  55402

                                    Attention:  Mark S. Weitz, Esq.

provided, however, that any notice of change of address shall be effective only upon receipt.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

                                            LUND INTERNATIONAL HOLDINGS, INC.


                                            By:  /s/  Jay Allsup
                                               Its: Chief Financial Officer

                                            SELLERS

                                             /s/ James A. Nett
                                            James A. Nett

                                             /s/ Marilyn Nett
                                            Marilyn Nett

                                             /s/ Ramona C. Friar
                                            Ramona C. Friar

                                             /s/ Robert E. Ryan
                                            Robert E. Ryan

                                             /s/ Terry J. Ryan
                                            Terry J. Ryan


                                            INNOVATIVE ACCESSORIES, INC.


                                            By: /s/ James A. Nett
                                               Its: President